EXHIBIT 21

LIST OF SUBSIDIARIES
OF
AMERIRESOURCE TECHNOLOGIES, INC.

1.	West Texas Real Estate & Resources, Inc. was incorporated in Texas.

2.	Jim Butler Performance, Inc. was incorporated in Tennessee.

20